Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

Dated as of December 19, 2016

By and Among

BioUrja Trading, LLC

as Purchaser,

and

Dakota Plains Holdings, Inc. and Dakota Petroleum Transport Solutions, LLC

as Sellers.

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE

EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C	BIDDING PROCEDURES ORDER

EXHIBIT D	SALE ORDER

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 18, 2016 (the “Agreement Date”), by and among BioUrja Trading, LLC, a Delaware limited liability company (“Purchaser”) and Dakota Plains Holdings, Inc., a Nevada corporation and Dakota Petroleum Transport Solutions, LLC, a Minnesota limited liability company (jointly, the “Companies” or “Sellers”). Purchaser and the Sellers are collectively referred to the assets used in and related to herein as the “Parties” and individually as a “Party”. For the purposes of this Agreement, capitalized terms used herein shall have the meanings set forth herein or in Article X. Amit Bhandari shall be a party just as to Section 12.13 hereof.

RECITALS

WHEREAS, the Sellers intend to file a petition (the “Chapter 11 Petition”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Minnesota (the “Bankruptcy Court”) commencing a chapter 11 case (the “Bankruptcy Case”).

WHEREAS, the Sellers, upon filing the Chapter 11 Petition, intend to manage their assets as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code;

WHEREAS, the Sellers wish to sell the Purchased Assets, as defined hereunder;

WHEREAS, Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities from the Sellers and the Sellers desire to sell, convey, assign and transfer to Purchaser the Purchased Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code;

WHEREAS, the Purchased Assets and Assumed Liabilities shall be purchased and assumed by Purchaser pursuant to a Sale Order approving such sale, free and clear of all Claims and Encumbrances (other than Permitted Encumbrances), pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which order will include the authorization for the assumption by Sellers and assignment to Purchaser of the Assigned Contracts and the assumed liabilities thereunder in accordance with Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court (together, the “Bankruptcy Rules”); and

WHEREAS, the Board of Directors (or similar governing body) of Sellers has determined that it is advisable and in the best interests of Sellers and their constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and has approved the same.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser and Sellers hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE PURCHASED ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

1.1          Purchase and Sale of the Purchased Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Purchaser or its designee (“Purchaser Designee”), free and clear of all Encumbrances other than Permitted Encumbrances, and Purchaser shall purchase, acquire and accept from Sellers all of Sellers’ right, title and interest in, to and their Pioneer Terminal located at 3889 88th Ave NW, New Town, North Dakota 58763 (the “Terminal”), including the following, but excluding the Excluded Assets, (the “Purchased Assets”) as of the Closing:

(a)           all of Sellers’ properties, rights, claims and assets (other than the Excluded Assets) of every kind and description, wherever situated or located, real, personal or mixed, tangible or intangible, contingent, owned, leased, or licensed, for use in or relating to the Terminal, whether or not reflected on the books and records of Sellers, as the same shall exist on the Closing Date;

(b)           all of Sellers’ rights, title and interests in any intellectual property, including, but not limited to any copyrights, trades secrets, trademarks, service marks, patents, or applications therefor;

(c)           all Documents relating to the Purchased Assets or Assumed Liabilities;

(d)           the Owned Real Property listed on Schedule 1.1(d);

(e)           the improvements on the Owned Real Property;

(f)            all tangible assets of Sellers relating to the Terminal, indicating whether the assets are owned by the Sellers as set forth on Schedule 1.1(f), including, without limitation, the tangible assets of Sellers located at the Locations listed on Schedule 1.1(f);

(g)           any chattel paper owned or held by Sellers relating to the Purchased Assets other than the Excluded Assets;

(h)           all other or additional assets, properties, privileges, rights (including prepaid expenses) and interests of Sellers relating to the Purchased Assets other than the Excluded Assets of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement;

(i)            all Permits and all pending applications therefor listed on Schedule 1.1(i);

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(j)           all express or implied guarantees, warranties, representations, covenants, indemnities, rights, claims, counterclaims, defenses, credits, causes of action or rights of set off against third parties relating to the Purchased Assets (including, for the avoidance of doubt, those arising under, or otherwise relating to the utility services agreements) or Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties;

(k)           the Sellers’ Documents, and without limiting the foregoing, each of the following: financial accounting and other books and records, Tax Returns, checkbooks and canceled checks, correspondence, supplier agreements, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other records, in each case arising under or relating to the Purchased Assets or the Assumed Liabilities provided, however, that Sellers have the right to retain copies of all of the foregoing at Purchaser’s expense;

(l)            to the extent transferable, all rights and obligations under or arising out of the insurance policies set forth on Schedule 1.1(l) relating to the Purchased Assets or Assumed Liabilities (including returns and refunds of any premiums paid, or other amounts due back to Sellers, with respect to cancelled policies);

(m)          All rights of Sellers under the contracts and agreements set forth on Schedule 1.1(m) hereto (collectively, the “Assigned Contracts”);

(n)           all Tax assets net of any liability (including all state and federal Tax refunds (or the right to such state and federal refunds of Taxes, whether claimed or unclaimed) for all taxable periods (or portions thereof), whether ending on, prior to, or after the Closing Date (the “Tax Refunds”));

(o)           to the extent owned by Sellers, all fixed assets and other personal property and interests related to the Purchased Assets, wherever located, including all vehicles, tools, parts and supplies, fuel, machinery, equipment, furniture, furnishing, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and related documentation, stored data, communication equipment, trade fixtures and leasehold improvements, in each case with any freely transferable warranty and service rights of the applicable Sellers with respect to such Purchased Assets;

(p)           telephone, fax numbers and email addresses;

(q)           all of Sellers’ rights to receive refunds, payments or overpayments, clawbacks or other amounts in respect of any and all claims, potential claims, purported claims and similar related items, with the exception of the Excluded Claims;

(r)           all of Sellers’ claims or causes of action under applicable laws relating to the Purchased Assets and/or Assumed Liabilities, including all actions relating to vendors and service providers, which are collectively listed on Schedule 1.1(r) (the “Vendor Actions”), which shall not include the Excluded Claims; and

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(s)           all Crude Oil Inventory, wherever located and whether or not obsolete or carried on the Seller’s books of account.

1.2          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign or convey, and Sellers shall retain all right, title and interest to, in and under only the following assets, properties, interests and rights of Sellers (collectively, the “Excluded Assets”):

(a)           copies of any and all information not relating to the Purchased Assets that is stored on Sellers’ computer systems, data networks or servers;

(b)           all agreements and contracts of Sellers other than those agreements and contracts included in the Purchased Assets;

(c)           all Documents and all personnel records of Sellers’ employees;

(d)           all shares of capital stock or other equity interests issued by Sellers or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests;

(e)           any avoidance claims or causes of action under the Bankruptcy Code or applicable Law (including, without limitation, any preference or fraudulent conveyance), and all other claims or causes of action under any other provision of the Bankruptcy Code or applicable laws, including those listed on Schedule 1.2(e) (the “Excluded Claims”);

(f)            all Claims that Sellers may have against any Person solely with respect to any Excluded Assets or any Excluded Liabilities;

(g)           Sellers’ rights under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by Purchaser to Sellers in connection with the transactions contemplated hereby, or any side agreement between Sellers and Purchaser entered into on or after the Agreement Date;

(h)           all current and prior director and officer insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(i)            the Sellers’ financial accounting books and records, corporate charter, minute and stock record books, income tax returns, corporate seal, checkbooks and canceled checks that do not constitute Purchased Assets;

(j)            the properties and assets set forth on Schedule 1.2(j);

(k)           all Benefit Plans (including all assets, trusts, insurance policies and administration service contracts related thereto);

(l)            all Pension Plans;

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(m)          all assets of Unimin Corporation or its affiliates located on Sellers’ real property;

(n)           all of Sellers’ Cash and Cash Equivalents; and

(o)           any and all claims, deposits, prepayments, refunds, rebates, causes of action, rights of recovery, rights of set-off and rights of recoupment relating to or in respect of an Excluded Asset.

1.3          Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, effective as of the Closing, Purchaser shall assume from the Sellers (and pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and the Sellers shall irrevocably convey, transfer and assign to Purchaser, the following Liabilities (and only the following Liabilities) (collectively, the “Assumed Liabilities”):

(a)           all Liabilities of Sellers arising from the ownership of the Purchased Assets, arising after the Closing Date;

(b)           all Liabilities and obligations of Sellers under the Assigned Contracts, including, without limitation, (i) all pre-petition cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (such pre-petition cure costs are, collectively, the “Cure Costs”) and (ii) any post-Closing liabilities;

The assumption by Purchaser of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.

1.4          Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming, and shall not be deemed to have assumed, any other Liabilities of Sellers of whatever nature (whether arising prior to, at the time of, or subsequent to Closing), whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not assets, and whether or not known or unknown or currently existing or hereafter arising or matured or unmatured, direct or indirect, and the Sellers shall be solely and exclusively liable for any and all such Liabilities, including those relating to, arising out of or in connection with the Purchased Assets (including the use and ownership thereof) at any time prior to the Closing Date, and including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)           all Liabilities of the Sellers relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(b)           all guarantees of third party obligations and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit;

(c)           any and all (i) Liabilities of the Sellers for any Taxes (including any Taxes owed by Sellers and arising in connection with the consummation of the transactions contemplated by this Agreement), (ii) any Taxes imposed on any Person that are the responsibility of the Sellers pursuant to Section 11.1, (iii) Taxes attributable to the Purchased

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Assets or the operation of any related business for any Pre-Closing Tax Period and (iv) any Taxes arising from or in connection with an Excluded Asset;

(d)           any and all Liabilities of the Sellers in respect of Contracts other than Assigned Contracts;

(e)           all Liabilities with respect to compensation, severance or benefits of any nature owed to any current or former employee, officer, director, member, partner or independent contractor of Sellers or any ERISA Affiliate (or any beneficiary or dependent of any such individual), including, but not limited to those that (A) arise out of or relate to the employment, service provider or other relationship between Sellers or ERISA Affiliate and any such individual, including the termination of such relationship, (B) arise out of or relate to any Benefit Plan or (C) arise out of or relates to events or conditions occurring on, before or after the Closing Date;

(f)            draft or checks outstanding at the Closing;

(g)           all Liabilities under any futures contracts, options on futures, swap agreements or forward sale agreements;

(h)           all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by Sellers in connection with this Agreement or the administration of the Bankruptcy Case (including all fees and expenses of professionals engaged by Sellers) and administrative expenses and priority claims accrued through the Closing Date and specified post-closing administrative wind-down expenses of the bankrupt estates pursuant to the Bankruptcy Code (which such amounts shall be paid by the Sellers from the proceeds collected in connection with the Excluded Assets) and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement and each of the other documents delivered in connection herewith, (ii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions; (iii) the negotiation, execution and consummation of any DIP financing agreements and use thereof, and (iv) the consummation of the transactions contemplated by this Agreement, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of Sellers payable as a result of the consummation of the transactions contemplated by this Agreement and the documents delivered in connection herewith;

(i)            all Liabilities related to the WARN Act, to the extent applicable, with respect to Employees, and for any action resulting from Employees’ separation of employment prior to, on, or after the Closing Date;

(j)            all Liabilities of Sellers to their equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any liability of Sellers pursuant to any Affiliate Agreement;

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  (k)        all Liabilities arising out of or relating to any business or property formerly owned or operated by Sellers, any Affiliate or predecessor thereof, but not presently owned and operated by the Sellers;

  (l)         all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving private parties, Authorities, or otherwise) involving, against, or affecting any Purchased Asset, Sellers, or any assets or properties of Sellers, whether commenced, filed, initiated, or threatened before or after the Closing and whether relating to facts, events, or circumstances arising or occurring before or after the Closing;

(m)       all obligations of the Sellers arising and to be performed prior to the Closing Date arising from or related to the Purchased Assets;

(n)        all Environmental Liabilities and Obligations set forth on Schedule 1.4(n);

  (o)        all Liabilities of Sellers or their predecessors arising out of any contract, agreement, Permit, franchise or claim that is not transferred to Purchaser as part of the Purchased Assets or, is not transferred to Purchaser because of any failure to obtain any third-party or governmental consent required for such transfer; and

(p)        all Liabilities set forth on Schedule 1.4(p).

  1.5           Post-Closing Liabilities. Purchaser acknowledges that Purchaser shall be responsible for all Liabilities and obligations relating to Purchaser’s ownership or use of, or right to use, the Purchased Assets and the Assumed Liabilities after the Closing Date, including without limitation all Taxes arising out of or related to the Purchased Assets or the operation thereof acquired pursuant to this Agreement for all Tax periods beginning on or after the Closing Date.

1.6           Assumption of Assigned Contracts and Permits.

(a)        Assignment and Assumption at Closing.

(i)        Schedule 1.1 (i), and Schedule 1.1(n) respectively set forth a list of all Permits and Assigned Contracts to which, to the Sellers’ Knowledge, Sellers are a party and which are to be included in the Purchased Assets.

(ii)       Sellers shall take all commercially reasonable actions required to assign the Assigned Contracts and Permits to Purchaser (other than payment of Cure Costs, if so required), including taking all actions required to facilitate any negotiations with the counterparties to such Assigned Contracts or Permits and to obtain an Order containing a finding that the proposed assumption and assignment of the Assigned Contracts and Permits to Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code. To the extent the Sellers have a good faith dispute regarding the amount of any of the Cure Costs, the Sellers may establish an appropriate reserve for such amounts pending determination by the Bankruptcy Court with respect to the appropriate amount thereof. To the extent the Sellers reserves the appropriate amount of Cure Cost, this shall be deemed paid or cured for the purposes hereunder.

(iii)     At Closing, (x) Sellers shall, pursuant to the Sale Order and the Assignment and Assumption Agreement, assign to Purchaser (the consideration for which is included in the Purchase Price) each of the Assigned Contracts and Permits that is capable of being assumed and assigned, and (y) Purchaser shall pay promptly all Cure Costs (if any) in connection with such assumption and assignment (as agreed to among the various counterparties, Purchaser and Sellers, or as determined by the Bankruptcy Court) and assume and perform and discharge the Assumed Liabilities (if any) under the Assigned Contracts, pursuant to the Assignment and Assumption Agreement, as applicable.

1.7            Disclaimer. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.

ARTICLE II.

CONSIDERATION

2.1          Consideration.

 (a)         The aggregate consideration (collectively, the “Purchase Price”) to be paid for the purchase of the Purchased Assets shall be: (i) the assumption of Assumed Liabilities, and (ii) cash in an amount equal to eight million five hundred and fifty thousand dollars ($8,550,000) minus the Cure Cost Reduction, if any, and minus the dollar amount of real or personal property Taxes allocated to Sellers pursuant to Section 11.1(b) (including any real or personal property taxes for a pre-closing period that Purchaser either pays at Closing or assumes and agrees to pay after Closing); provided, however, that Purchaser reserves the right to increase the Purchase Price, subject to the Bidding Procedures Order and applicable Law.

(b)         Limitation on Purchaser Liability. For the avoidance of doubt, Purchaser shall have no liability with respect to any costs, fees or expenses of any nature incurred by the Sellers following the Closing Date.

  2.2        Deposit. Within seven (7) days of execution of this Agreement, Purchaser will make an earnest money deposit (the “Deposit”) in the amount of $1,710,000 to the Escrow Agent. The Deposit shall be applied against payment of the Purchase Price on the Closing Date. If this Agreement shall be terminated by any Party hereto pursuant to Sections 3.4(a), (b), (c), (d), (e), (f), (h), and (j) hereof, or in the event that a party other than Purchaser or an Affiliate of Purchaser purchases all or a significant portion of the Purchased Assets, then the Deposit shall be returned to Purchaser within five (5) Business Days after Sellers’ receipt of Purchaser’s written request therefore, except in the case of termination of this Agreement pursuant to Section 3.4 (h) hereof, in which case Sellers shall return the Deposit to Purchaser immediately upon the closing of the Alternative Transaction. If this Agreement shall be terminated by the Sellers pursuant to Sections 3.4 (i) hereof or otherwise by reason of the failure of any condition precedent under Section 9.2 hereof resulting primarily from Purchaser materially breaching any representation, warranty or covenant contained herein, then Sellers shall retain the Deposit; provided such failure or breach was not caused by a breach of this Agreement by Sellers. The Parties agree that the Sellers’ right to retain the Deposit, as set forth herein, is not a penalty, but rather is compensatory damages, and Sellers are (i) expressly waiving their right to seek additional compensatory damages for any breach of this Agreement that was not on account of Crude Business, but are not (ii) expressly waiving their right to seek additional compensatory damages if such breach is related to the Crude Business or a Material Adverse Effect related to the Crude Business. Provided that, in no event, shall Sellers be entitled to any damages in excess of the Purchase Price and reasonable costs and expenses in connection with enforcement of this Agreement.

2.3          Payments on the Closing Date.

(a)           Not later than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Purchaser a written statement setting forth the actual Cure Costs, if any, reasonably satisfactory to Purchaser and signed by an officer of Sellers (the “Closing Statement”).

 (b)          Not later than three (3) Business Days prior to the Closing Date, Purchaser shall deliver to Sellers a written statement, reasonably satisfactory to Sellers (“Purchaser Statement”) setting forth the dollar amount of real and personal property Taxes allocated to Sellers pursuant to Section 11.1(b).

(c)           Should Purchaser object to any of the amounts or calculations in the Closing Statement, or should Sellers object to any of the amounts or calculations in the Purchaser Statement, Purchaser and Sellers shall cooperate in a diligent good faith manner to resolve such objections prior to the Closing, and the Closing Statement or Purchaser Statement, as applicable, shall be adjusted prior to the Closing to reflect any changes agreed to by the Purchaser and Sellers prior to the Closing Date.

(d)         At the Closing, Purchaser shall pay to Sellers in cash by wire transfer of immediately available funds to the account of Sellers set forth in the Closing Statement an amount equal to the Cash Consideration minus the Deposit (such amount to be paid to Sellers, the “Closing Date Payment”).

(e)          “Cash Consideration” means $8,550,000 minus the Cure Cost Reduction, if any and minus the dollar amount of real and personal property Taxes allocated to Sellers pursuant to Section 11.1(b) (including any real or personal property Taxes for any Pre-Closing Tax Period that Purchaser either pays at the Closing or assumes and agrees to pay after the Closing).

2.4           Cure Costs. If the actual Cure Costs (as determined by an order of the Bankruptcy Court) set forth on the Closing Statement exceed $50,000 in the aggregate, then the Purchase Price shall be reduced by the amount (“Cure Cost Reduction”) equal to the actual Cure Costs minus $50,000.

ARTICLE III.

CLOSING AND TERMINATION

3.1          Closing. Subject to the satisfaction or waiver by the appropriate Party of the conditions set forth in Article IX, the closing of the purchase and sale of the Purchased Assets, the payment of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable following the satisfaction or waiver of all conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at the offices of Baker Hostetler or at such other place as the Parties may agree. Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of the Sellers in the Purchased Assets to be acquired by Purchaser hereunder shall be deemed to have passed to Purchaser and the assumption of all of the Assumed Liabilities shall be deemed to have occurred as of 12:01 a.m. Eastern Time on the Closing Date.

3.2          Closing Deliveries by Sellers. At or prior to the Closing, the Sellers shall deliver to Purchaser:

(a)          bill of sale substantially in the form of Exhibit A (the “Bill of Sale”) selling all of the Purchased Assets, other than any Owned Real Property or Assigned Contracts, duly executed by the Sellers;

(b)          assignment and assumption agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”) assigning the Assigned Contracts and Permits to Purchaser, duly executed by the Sellers;

(c)          entry of the Sale Order;

(d)          an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of the Sellers certifying that the conditions set forth in Section 9.3 have been satisfied;

(e)          a copy of the resolutions adopted by the Board of Directors of the Sellers evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of Sellers;

(f)           an irrevocable waiver of Sellers’ and Sellers’ affiliates’ rights to any intellectual property infringement claims related to the use of any equipment, processes, or designs at the Terminal, regardless of how modified by Purchaser or its assigns, executed accordingly by the Sellers;

(g)        possession of each Owned Real Property, together with duly executed deeds for each Owned Real Property conveying the Owned Real Property, existing surveys, legal descriptions and title policies that are in the possession of the Sellers, subject only to Permitted Encumbrances;

(h)          possession of the Purchased Assets;

(i)          certificates executed by Sellers, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that Sellers are not a foreign person within the meaning of Section 1445(0)(3) of the Code;

(j)          such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser, as Purchaser may reasonably request to vest in Purchaser all of Sellers’ right, title and interest of Sellers in, to or under any or all the Purchased Assets, including all Owned Real Property;

(k)          such ordinary and customary documents (including any factually accurate affidavits) as may be required by any title company or title insurance underwriter to enable Purchaser to acquire, at Purchaser’s sole election and Purchaser’s sole cost and expense, one or more owner policies of title insurance issued by such title company covering any or all of the Owned Real Property;

(l)          an updated Phase I environmental assessment report, dated within ninety days of the execution of this Agreement, that demonstrates that there are no recognized environmental conditions that impact the Terminal, or otherwise meets the satisfaction of Purchaser; and

(m)          a duly completed FIRPTA Certificate.

3.3          Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) the Sellers:

(a)          the Assignment and Assumption Agreement duly executed by Purchaser;

(b)          satisfactory evidence of payment of the Cure Costs or readiness to make such payments;

(c)          an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied; and

(d)         all other certificates, agreements and other documents required by this Agreement (or as the Sellers may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement) to be delivered by Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

3.4          Termination of Agreement. This Agreement may be terminated only in accordance with this Section 3.4. This Agreement may be terminated at any time prior to the Closing, as follows:

(a)          by the mutual written consent of the Sellers and Purchaser;

(b)         by written notice of either the Sellers or Purchaser to such other Party, if the Closing shall not have been consummated prior to April 30, 2017 (the “Outside Date”); provided, however, that the Outside Date may be extended by the mutual written consent of Sellers and Purchaser, for a period up to seven (7) days to the extent that all conditions to Closing set forth in this Agreement are capable of being satisfied as of such time; provided further, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 3.4(b) if such Party is in material breach of this Agreement; provided, however, that if the Closing has not occurred by the Outside Date, but on such date all of the conditions set forth in Article 9 have been satisfied or waived (to the extent such conditions may be waived), then the Outside Date shall automatically be extended until thirty (30) days after such initial Outside Date (and such extended date shall be deemed to be the “Outside Date” for all purposes hereunder) unless two (2) Business Days prior to the end of the second month following the original Outside Date, Purchaser provides written notice to Sellers that it is no longer extending the Outside Date pursuant to this Section 3.4(b);

(c)         by written notice from Purchaser to the Sellers, if (i) Sellers seeks to have the Bankruptcy Court enter an Order dismissing, or converting into a case under chapter 7 of the Bankruptcy Code, the Bankruptcy Case, or appointing a trustee in the Bankruptcy Case or appointing a responsible officer or an examiner with enlarged power relating to the operation, use or ownership of the Purchased Assets (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Bankruptcy Code Section 1106(b), or (ii) an order of dismissal, conversion or appointment is entered for any reason and is not reversed or vacated within fourteen (14) days after entry thereof;

(d)         by written notice from Purchaser, if (i) the Bidding Procedures Order shall not have been approved by the Bankruptcy Court by the close of business on the date that is 30 days from the Petition Date, (ii) the Bankruptcy Court issues an order granting leave to any Person to commence an appeal of the Bidding Procedures Order or (iii) following its entry, the

Bidding Procedures Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of Purchaser;

(e)         by written notice from Purchaser if (i) the Bankruptcy Court has not entered the Sale Order on or prior to 90 days after the Petition Date, or (ii) the Sale Order shall have been stayed (and such stay results in the Closing not being consummated prior to the Outside Date), vacated, modified or supplemented without Purchaser’s prior written consent;

(f)         by written notice from Purchaser, if (i) the Sale Order has not become a Final Order within fourteen (14) days after the entry thereof and (ii) following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed (and such stay results in the Closing not being consummated prior to the Outside Date), reversed, modified or amended in any respect without the prior written consent of Purchaser;

(g)         [intentionally omitted];

(h)         automatically upon the consummation of an Alternative Transaction;

(i)           by written notice from the Sellers to Purchaser, if Purchaser materially breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to Purchaser of such breach or failure to perform and (iii) has not been waived by the Sellers; or

(j)            by written notice from Purchaser to the Sellers, if Sellers materially breach or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to the Sellers of such breach or failure to perform and (iii) has not been waived by Purchaser.

Each condition set forth in this Section 3.4, pursuant to which this Agreement may be terminated shall be considered separate and distinct from each other such condition. If more than one of the termination conditions set forth in this Section 3.4 is applicable, the applicable Party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated. The Parties acknowledge and agree that no notice of termination or extension of the Outside Date provided pursuant to this Section 3.4 shall become effective until two (2) Business Days after the delivery of such notice to the other Parties, and only if such notice shall not have been withdrawn during such two (2) Business Day period.

3.5          Procedures Upon Termination. In the event of termination and abandonment by Purchaser or Sellers, or both such Parties, pursuant to Section 3.4 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein, each Party shall return if requested all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same. If this Agreement is terminated pursuant to Section 3.4 (h), Sellers shall pay within 5 business days of such termination to Purchaser the Break-Up Fee, and the Parties shall have no further obligations to one another except for any obligations that, by their terms, survive the termination of this Agreement, as described in Section 3.6.

3.6          Effect of Termination. In the event of termination of this Agreement pursuant to Section 3.4, this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided, however, that this Section 3.6, Section 3.5, the Sellers’ obligation to pay the Break-Up Fee pursuant to Section 7.1, Article XII (Miscellaneous), and the Bidding Procedures Order (if entered) shall survive any such termination. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law. Each Party acknowledges that the agreements contained in this Section 3.6 and in Section 3.5 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 3.6 and Section 3.5 do not constitute a penalty.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the exceptions noted in the schedules delivered by the Sellers concurrently herewith (the “Disclosure Schedules”), the Sellers represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

4.1         Organization and Qualification. Sellers are duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of their incorporation. Sellers have all requisite power and authority to own, lease and operate their properties and to carry on their business as it is now being conducted, subject to the provisions of the Bankruptcy Code. Sellers have previously delivered to Purchaser complete and correct copies of their Organizational Documents, as amended and in effect on the Agreement Date. Sellers are duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of their business or the nature of their properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

4.2          Authorization of Agreement. Subject to the entry of the Sale Order, Sellers have all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which they are a party, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which they are a party, the performance by Sellers of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action on the part of Sellers. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which they are a party will be, duly and validly executed and delivered by Sellers and (assuming the due authorization, execution and delivery by the other Party, and the entry of the Sale Order) this Agreement constitutes, and each Ancillary Document to which they are a party when so executed and delivered (assuming the due authorization, execution and delivery by the other parties thereto) will constitute, legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with its terms. Subject to entry of the Sale Order, except (a) for entry of the Sale Order, (b) for notices, filings and consents required in connection with the Bankruptcy Case and (c) for the notices, filings and consents set forth on Schedule 4.2, Sellers are not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Person (including any Governmental Body) in connection with the execution and delivery of this Agreement and each of the Ancillary Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, other than such notices, registrations, declarations, filings, consents, waivers, or approvals, the failure of which to make or obtain would not have a Material Adverse Effect.

4.3           Conflicts; Consents; Compliance with Law. If any other section of Article IV deals expressly with respect to a specific Law, then that section shall contain the sole and exclusive representations and warranties relating to such Law.

(a)          Except as set forth on Schedule 4.3(a) and subject to entry of the Sale Order, the execution, delivery and performance by Sellers of this Agreement or any Ancillary Document to which they are a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Sellers of any other action contemplated hereby or thereby, do not and will not contravene, violate or conflict with any term or provision of their Organizational Documents.

(b)         Sellers are in compliance, in all material respects with all applicable Laws. Except as set forth on Schedule 4.3(b), Sellers have not received any written notice from any Governmental Body regarding any actual or possible material violation of, or failure to comply in any material respect with, any Law the subject of which remains outstanding or unresolved. Sellers are not in default in any material respect of any order, writ, injunction, judgment or decree applicable to the Purchased Assets.

4.4          Brokers and Finders. Except as set forth on Schedule 4.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and Purchaser is not or will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Sellers.

4.5          Title to Purchased Assets. Other than the Permitted Encumbrances and as set forth on Schedule 4.5, Sellers has good title to the Purchased Assets and, at the Closing, Purchaser, pursuant to and subject to entry of the Sale Order, shall acquire good and marketable title in, and under all of such Purchased Assets, in each case free and clear of all Encumbrances to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.

4.6          Real Property. Schedule 1.1(d) sets forth a true, correct and complete list of all Owned Real Property, specifying the street address, the current owner and the current use of each parcel of Owned Real Property in which Sellers have any title interest and which is related to, used, useful or held for use in connection with the Terminal (the “Owned Real Property”). Except for Permitted Encumbrances and as set forth on Section 4.5, Sellers have good and marketable title in the Owned Real Property set forth on Schedule 1.1(d). To Sellers’ Knowledge, other than as noted on Schedules 1.1(d) and 4.5, none of the Owned Real Property is subject to any lease or grant to any Person of any right to the use, purchase, occupancy or enjoyment of such Owned Real Property or any portion thereof required to operate or use the Purchased Assets. Except for Permitted Encumbrances and as set forth on Schedule 4.5, the Owned Real Property is not subject to any Encumbrances or to any use restrictions, exceptions, reservations or limitations. There are no pending or, to Sellers’ Knowledge, threatened condemnation proceedings relating to any of the Owned Real Property.

4.7          Litigation. Except as set forth on Schedule 4.7 and other than in connection with the Bankruptcy Case, there is no suit, action, litigation, intellectual property infringement actions, arbitration proceeding or governmental proceeding or audit, including appeals and applications for review, in progress, pending or, to the best of Sellers’ Knowledge, threatened against or relating to Sellers or any judgment, decree, injunction, deficiency, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, might adversely affect the ability of Sellers to enter into this Agreement or to consummate the transactions contemplated hereby and Sellers has no Knowledge of any existing ground on which any such action, suit or proceeding may be commenced with any reasonable likelihood of success.

4.8          Permits. Sellers are in compliance with the material terms of all issued Permits listed in Schedule 1.1(i), and all such Permits are valid and in full force and effect, and no proceeding is pending or, to the Knowledge of Sellers, threatened, the object of which is to revoke, limit or otherwise affect any such Permit.

4.9          Assigned Contracts. Except as set forth on Schedule 4.9, Sellers have not, and, to Sellers’ Knowledge, no other party to any Assigned Contract has, commenced any action against any of the parties to any Assigned Contract or given or received any written notice of any default or violation under any Assigned Contract that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Costs. Assuming payment of the Cure Costs, each Assigned Contract is, or will be upon the Closing, valid, binding and in full force and effect in accordance with its terms.

4.10          Environmental Matters. The representations and warranties contained in this Section 4.10 are the sole and exclusive representations and warranties of the Sellers pertaining to or relating to any environmental matters, including any matter arising under any Environmental Laws. Except as set forth on Schedule 4.10 and except for facts, circumstances or conditions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) with respect to the Purchased Assets, there is no Order with any Governmental Body nor has Sellers received any verbal or written notice, complaint or inquiry from a Governmental Body respecting Environmental Laws, (b) with respect to the Purchased Assets, there is no investigation, action or proceeding pending, or, to the Knowledge of Sellers, threatened that could reasonably be expected to result in Sellers or Purchaser incurring any Environmental Liabilities or Obligations, (c) Sellers are not aware of and has not caused or allowed the Release of Hazardous Materials at, on or under the Owned Real Property and (d) Sellers maintains, has obtained, and has complied in all material respects with all Permits, and all Permits remain effective as are required under or pursuant to Environmental Laws for the operation of the Purchased Assets. Sellers have delivered or made available to Purchaser copies of all Permits, Permit applications, reports, assessments or tests with respect to compliance of the Purchased Assets with any Environmental Laws or the presence of Hazardous Material which are in the Sellers’ possession, custody or control or available to it from an Affiliate, including the following records: (i) reports concerning the removal of underground storage tanks from the Owned Real Property and Remedial Actions (ii) correspondence from Governmental Bodies informing Sellers that no further action is required to address Releases which have been the subject of Remedial Action conducted by or on behalf of Sellers; (iii) the most recent final Phase I Environmental Site Assessment reports for the Owned Real Property; (v) Permits, Permit applications, and Permit disapprovals; and (iv) inventories of asbestos and asbestos-containing materials, if any, for the Purchased Assets.

4.11          Absence of Certain Changes.

(a)          Since the date of this Agreement, there has not been a Material Adverse Effect.

(b)          Since November 18, 2016 and the date of this Agreement, there has not been a Material Adverse Effect.

4.12          No Other Representations or Warranties. Except for the representations, warranties and covenants of Sellers expressly contained herein, neither Sellers nor their representatives, nor any other Person, makes any other express or implied warranty (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose) on behalf of Sellers, including, without limitation, (a) the probable success or profitability of ownership, use or operation of the Purchased Assets by Purchaser after the Closing, (b) the probable success or results in connection with the Bankruptcy Court and the Sale Order, or (c) the value, use or condition of the Purchased Assets, which are being conveyed hereby on an “As Is”, “Where Is” condition at the Closing Date, without any warranty whatsoever (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the exceptions noted in the schedules delivered by Purchaser concurrently herewith, Purchaser represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Date:

5.1          Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated hereby.

5.2          Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to assume and perform the Assumed Liabilities. The execution and delivery of this Agreement by Purchaser and each of the Ancillary Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, the consummation of the transactions contemplated hereby and thereby and the assumption and performance of the Assumed Liabilities have been duly and validly authorized by all necessary actions on the part of Purchaser. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Documents by the Sellers and subject to the effectiveness of the Sale Order, this Agreement constitutes, and each Ancillary Document to which Purchaser is a party when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has sufficient funds to pay the Purchase Price and perform its obligations under this Agreement.

5.3          No Inconsistent Obligations. Neither the execution and delivery of this Agreement or any other documents contemplated hereby, nor the consummation of the transactions contemplated herein or therein in accordance with the Sale Order, will, to Purchaser’s knowledge, result in a violation or breach of, or constitute a default under, (a) the certificate of incorporation, as amended, the bylaws, or other organizational instruments of Purchaser, (b) any applicable ruling or order of any Governmental Authority, (c) any term or provision of any contract or agreement, (d) any writ, order, judgment, decree, law, rule, regulation or ordinance, (e) any other commitment or restriction to which Purchaser is a party, nor will such actions result in the creation of an Encumbrance.

5.4          Conflicts; Consents.

(a)          The execution, delivery and performance by Purchaser of this Agreement or any Ancillary Document to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Purchaser of any other action contemplated hereby or thereby, do not and will not contravene, violate or conflict with any term or provision of its Organizational Documents.

(b)          Except for obtaining Sellers’ and third party consents related to the Assigned Contracts, no consent, waiver, approval, order or authorization of, or registration, qualification, designation or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Documents to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assumption and performance of the Assumed Liabilities or the taking by Purchaser of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

5.5          Brokers. No Person has acted, directly or indirectly, as a broker, finder or advisor for Purchaser. Sellers are not and will not become obligated to pay any fee or commission or like payment to any broker, finder or advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser.

5.6          Adequate Assurances Regarding Assigned Contracts. As of the Closing, Purchaser will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

5.7          No Litigation. To Purchaser’s knowledge, there are no material actions, suits, claims, investigations, hearings, or proceedings of any type pending (or, to the knowledge of Purchaser, threatened) instituted against Purchaser challenging the legality of the transactions contemplated in this Agreement (other than with respect to any objection which may be filed in connection with the Bankruptcy Case).

5.8          AS-IS Sale.

(a)          AS-IS WHERE-IS SALE; DISCLAIMERS; RELEASE. EXCEPT AS OTHERWISE PROVIDED IN ARTICLE IV OR ELSEWHERE IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLERS ARE NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)          EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON THE CLOSING, SELLERS SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.” PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLERS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLERS OR THEIR REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. PURCHASER ALSO ACKNOWLEDGES THAT THE TOTAL PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”

 (c)         WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUBJECT TO OBTAINING THE SALE ORDER, PURCHASER WAIVES ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH THE VALIDITY AND CONDITION OF THE PURCHASED ASSETS AS OF THE CLOSING.

ARTICLE VI.
[Reserved]

ARTICLE VII.

BANKRUPTCY COURT MATTERS

                7.1          Approval of Break-Up Fee and Overbid Protection. Subject to the entry of the Bidding Procedures Order, in consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation hereof and the identification and quantification of assets of Sellers, Sellers shall pay to Purchaser promptly upon the effective date of termination of this Agreement in accordance with, and only to the extent provided in, the provisions of Section 3.5, the payment of a break-up fee of 3.5% of the total cash Purchase Price (the “Break-Up Fee”). In addition, the Bidding Procedures Order shall provide for an initial overbid protection in the amount of one hundred thousand dollars ($100,000) over and above the aggregate of the Purchase Price and the Break-Up Fee, and minimum bid increments thereafter of Fifty Thousand Dollars ($50,000) (the “Overbid Protection”). The obligations of Sellers to pay the Break-Up Fee (i) shall be entitled to administrative expense claim status under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, (ii) shall not be subordinate to any other administrative expense claim against the Sellers, other than as provided by any administrative expense claims to which SunTrust Bank, N.A. is entitled pursuant to any Bankruptcy Court order or otherwise and any other adequate protection order in existence at the time the Break-Up Fee are approved, and (iii) shall survive the termination of this Agreement in accordance with Section 3.6. The Bidding Procedures Order shall approve the Break-Up Fee as set forth in this paragraph.

7.2          Competing Bid and Other Matters.

(a)          Within seven days of the Agreement Date, Sellers shall file with the Bankruptcy Court an application or motion seeking approval of (i) the Bidding Procedures Order and (ii) the form of this Agreement (a true and complete copy of which shall be attached to such application or motion without schedules) and the Sellers’ authority to enter into this Agreement (the “Sale and Bidding Procedures Motion”); provided, that such application or motion and all exhibits thereto shall be in form and substance acceptable to Purchaser, in its sole discretion.

(b)          This Agreement and the transactions contemplated hereby are subject to Sellers’ absolute right and ability to consider higher or better competing bids with respect to Sellers’ assets and a material portion of the Purchased Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”). Following completion of the Auction, if Purchaser is the Prevailing Bidder, Sellers shall not initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person in connection with any sale or other disposition of the Purchased Assets. In addition, unless otherwise directed by the Bankruptcy Court, Sellers shall not after completion of the Auction respond to or pursue any proposed Alternative Transaction or perform any other acts related thereto.

(c)           If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”), Purchaser shall, if its bid is determined to be the next highest bid serve as a back-up bidder (the “Back-up Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Eastern time) on the date which is 14 days after the date of the Sale Hearing (the “Outside Back-up Date”); provided, however, that notwithstanding the foregoing, in no event shall the Outside Back-up Date be later than April 30, 2017. Following the Sale Hearing and prior to the Outside Back-up Date, if the Prevailing Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Prevailing Bidder, the Back-up Bidder will be deemed to have the new prevailing bid, and Sellers will be authorized, without further order of the Bankruptcy Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder.

(d)           The Sellers shall promptly serve true and correct copies of the Sale and Bidding Procedures Motion and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the United States Bankruptcy Court for the District of Minnesota and any other applicable order of the Bankruptcy Court.

7.3          Sale Order. The Sale Order shall be entered by the Bankruptcy Court. The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Purchased Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (C) the performance by Sellers of their obligations under this Agreement; (ii) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts; and (iii) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to Sellers and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (b) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

7.4          Contracts. Sellers shall serve on all non-Sellers counterparties to all of their Assigned Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such contracts and shall notify such non-Sellers counterparties of the deadline for objecting to the Cure Costs, if any, which deadline shall not be less than three (3) Business Days prior to the Sale Hearing.

7.5          Bankruptcy Filings. From and after the Agreement Date and until the Closing Date, Sellers shall deliver to Purchaser drafts of any and all material pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed or submitted in connection with this Agreement for Purchaser’s prior review and comment, including any Tax motions, and such filings shall be acceptable to Purchaser in its sole discretion to the extent they relate to the Purchased Assets, any Assumed Liabilities or any of Purchaser’s obligations hereunder. Seller agrees to diligently prosecute the entry of the Bidding Procedures Order and the Sale Order. In the event the entry of the Bidding Procedures Order or the Sale Order shall be appealed, Sellers shall use their best efforts to defend such appeal. Sellers shall comply with all notice requirements (i) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice or motion to be filed in connection herewith.

7.6          Sale Free and Clear. Sellers acknowledges and agrees, and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets. On the Closing Date, the Purchased Assets shall be transferred to Purchaser free and clear of all obligations, Liabilities and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.

ARTICLE VIII.

COVENANTS AND AGREEMENTS

       8.1          Conduct of Business of Sellers. During the Pre-Closing Period, Sellers shall use commercially reasonable efforts, except as otherwise required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, to: (A) maintain the Purchased Assets (normal wear and tear excepted), (B) pay all of their post-petition obligations in the Ordinary Course of Business, and (C) continue to use or maintain the Purchased Assets in all material respects in compliance with all applicable Laws. Without limiting the generality of the foregoing, and except (i) as otherwise expressly provided in or contemplated by this Agreement, or (ii) required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, on or prior to the Closing Date, Sellers may not, without the prior written consent of Purchaser, take any of the following actions with respect to the Purchased Assets:

(a)          except as set forth in Schedule 8.1(a), remove or permit to be removed from any building, facility, real property or any asset other than Excluded Assets;

(b)          sell, lease or otherwise dispose of, mortgage, hypothecate or otherwise encumber any asset;

(c)          fail to use commercially reasonable efforts to maintain all insurance policies, utility services agreements or Permits of Sellers, listed on any schedules hereto;

(d)          file any Tax Return (other than consistent with past practice and applicable Law) or make, change or rescind any Tax election or file any amended Tax Return or change their fiscal year or financial or Tax accounting methods, policies or practices or settle any Tax Liability, except in each case as would not reasonably be expected to result in any Liability to, or have any adverse effect on, the Purchaser or the Purchased Assets;

(e)          agree, whether in writing or otherwise, to do any of the foregoing.

8.2          Access to Information. Sellers agrees that, between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, Purchaser shall be entitled, through its officers, employees, legal counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, assets, Employees, accountants, auditors, counsel and operations of Sellers related to the Purchased Assets as Purchaser’s Representatives may reasonably request, but such information shall not include any information subject to the attorney-client privilege or any other applicable privilege. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances. Sellers shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with Purchaser and Purchaser’s Representatives in connection with such investigations and examinations, and Purchaser shall, and use its commercially reasonably efforts to cause its Representatives to, reasonably cooperate with the Sellers and their Representatives, and shall use its commercially reasonable efforts to minimize any disruption to the use or operation of the Purchased Assets.

8.3          [intentionally omitted].

8.4          Reasonable Efforts; Cooperation.

(a)          Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder.

(b)          In the event that any of the Parties to this Agreement discovers a Contract related to the Purchased Assets or the Assumed Liabilities during the period from and after the Agreement Date, and such Contract (i) was unknown as of the Agreement Date, and (ii) is a Contract that Purchaser wishes to assume the rights and obligations of, then Purchaser and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Purchaser to assume the rights and obligations under such Contract.

(c)          The obligations of Sellers pursuant to this Section 8.4 shall be subject to any orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case), and Sellers’ obligations as a debtor-in-possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best price for the assets required by the Bankruptcy Code.

(d)          Sellers, on the one hand, and Purchaser, on the other hand, will provide each other with such cooperation and information as either of them may reasonably request of the other in connection with filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes (such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings and other determinations by Tax authorities). In addition, Purchaser shall make available to Sellers, without charge to Sellers, such office space and employee support reasonably necessary to assist Sellers to wind up Sellers’ operations following the Closing, resolve the Bankruptcy Case, dissolve any or all of the Sellers and prepare and file the Tax Returns; provided Sellers follows Purchaser’s reasonable instructions while using Purchaser’s premises. Any information obtained under this Section 8.4(d) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.

(e)          Sellers, on the one hand, and Purchaser, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Body concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Body in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Body, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to restrictions under any Law, each of Purchaser, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Body or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or which refer to valuation of the Purchased Assets) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Body in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

(f)          In the event that any of the Updating Information discloses a Contract, Permit, required notice or consent related to the Purchased Assets or the Assumed Liabilities during the period from and after the Agreement Date, and such Contract, Permit, required notice or consent (i) is a Contract, Permit, required notice or consent that Purchaser wishes, or that affects the assignability or ability of Purchaser, to assume the rights and obligations of and (ii) would not be deemed an Excluded Asset or Excluded Liability, as the case may be, Purchaser and Sellers shall execute, acknowledge and deliver such other documents, agreements and instruments and take such further actions as are reasonably required by Purchaser in order to assume the rights and obligations under such Contract or Permit, or to deliver such required notice or obtain such consent.

8.5          Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. After the Closing, Sellers shall promptly transfer or deliver to Purchaser cash, checks (which shall be properly endorsed) or other property that Sellers may receive in respect of any deposit, prepaid expense, receivable or other item that constitutes part of the Purchased Assets or relates to the Assumed Liabilities.

8.6          Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (i) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Documents is not likely to be obtained prior to Closing, (ii) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court and (iii) the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers or Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

8.7          Confidentiality. Purchaser acknowledges that the confidential information provided to them in connection with this Agreement, and the consummation of the transactions contemplated hereby, is subject to the terms and conditions of the Confidentiality Agreement.

8.8          Material Adverse Effect. Sellers shall promptly inform Purchaser in writing of the occurrence of any event that has had, or is reasonably expected to have, a Material Adverse Effect. Notwithstanding anything herein, any reduction in the Sellers’ crude-by-rail revenue shall not be considered a default, Material Adverse Effect or reason for termination of any kind.

8.9          Casualty Loss. Notwithstanding any provision of this Agreement to the contrary, if, before the Closing, all or any portion of the Purchased Assets is (a) condemned or taken by eminent domain, or (b) is damaged or destroyed by fire, flood or other casualty, Sellers shall notify Purchaser promptly in writing of such fact, (i) in the case of condemnation or taking, Sellers shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire, flood or other casualty, Sellers shall assign the insurance proceeds therefrom to Purchaser at Closing. Notwithstanding the foregoing, the provisions of this Section

8.9 shall not in any way modify Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

8.10        No Successor Liability. The Parties intend that, except where expressly prohibited under applicable Law, upon the Closing, Purchaser shall not be deemed to: (i) be the successor of Sellers, (ii) have, de facto, or otherwise, merged with or into Sellers, (iii) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers, or (iv) be liable for any acts or omissions of Sellers in the conduct of any business or arising under or related to the Purchased Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Purchaser shall not be liable for any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) against Sellers or any of Sellers’ predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Purchased Assets or any Liabilities of Sellers arising prior to the Closing Date. The Parties agree that the provisions substantially in the form of this Section 8.10 shall be reflected in the Sale Order.

8.11        Delivery of Disclosure Schedules; Update of Disclosure Schedules.

(a)         Except as otherwise provided herein, Sellers shall provide Purchaser with the Disclosure Schedules within 7 days after the Agreement Date; and until 10 days before the Auction or such later date as the parties may otherwise agree, each Party has the continuing right and obligation (i) to supplement, modify, reject or amend, with respect to any matter hereafter arising or events or conditions arising after the date hereof and prior to the Closing, the information required to be set forth on the Disclosure Schedules as to representations made by such Party with respect to any matter hereafter arising or discovered which, if existing or known at the Agreement Date, would have been required to have been set forth on such Disclosure Schedules, and (ii) if necessary or appropriate to correct any inaccuracy in a representation made by such Party, to add a schedule to the Disclosure Schedules with a corresponding reference in this Agreement (such information and additional schedules collectively being called the “Updating Information”);

(b)          To the extent Updating Information (i) contains Liabilities in excess of $25,000 in the aggregate, all such Liabilities in excess of that amount shall be Excluded Liabilities and Purchaser shall not assume nor be deemed to have assumed such excess Liabilities and (ii) discloses in the reasonable commercial opinion of Purchaser, a material impediment to the ownership or operations of the Purchased Assets, Purchaser shall acquire the Purchased Assets free of such material impediment; and

(c)          Notwithstanding anything to the contrary contained herein, the Purchaser shall be entitled to remove and leave behind with Sellers, in its sole discretion, any asset that would constitute a Purchased Asset (and associated liabilities therewith) so long as no reduction in Purchase Price is made as a result of such removal. Purchaser shall deliver notice to the Sellers of any such removal promptly after making such determination, but in any event, at least 2 Business Days prior to Closing Date.

ARTICLE IX.

CONDITIONS TO CLOSING

9.1          Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of the Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a)        there shall not be in effect any order, writ, injunction, judgment or decree entered by a Governmental Body of competent jurisdiction, or any Law preventing, enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and

(b)         the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order (as provided in Article VII) and each of such orders shall be a Final Order and in form and substance reasonably satisfactory to Sellers and Purchaser, which orders shall not have been reversed, modified, amended or stayed.

9.2          Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Sellers in their sole discretion:

(a)         the representations and warranties made by Purchaser in this Agreement or in any Ancillary Document shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated hereby;

(b)         Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

(c)          Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 3.3.

9.3          Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:

(a)         Sellers shall have (i) obtained entry of the Sale Order (which shall contain the terms described in Section 7.3, reasonably reflect the terms set forth in this Agreement, and be in a form reasonably acceptable to Purchaser) and (ii) provided to Purchaser copies of all affidavits of service of the Sale and Bidding Procedures Motion or notice of such motion filed by or on behalf of Sellers (which service shall comply with Section 7.2(d));

(b)         the representations and warranties made by Sellers in this Agreement or in any Ancillary Document shall be true and correct in all material respects (provided that any such representation or warranty that is subject to any materiality, Material Adverse Effect or similar qualification shall be true and correct in all respects after giving effect to any such qualification), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date);

(c)         Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(d)         Sellers shall have delivered, or caused to be delivered, to Purchaser, all of the items set forth in Section 3.2;

(e)           Sellers shall have complied with the sale process deadlines set forth in the Bidding Procedures Order; and

(f)          Sellers shall have delivered such other documents, agreements and instruments as may be required or reasonably requested by Purchaser as a result of any Updating Information; and

(g)        Purchaser shall have received binding commitments from certain key employees of Sellers, as determined by Purchaser, to be employed by Purchaser subsequent to Closing, on terms and conditions reasonably acceptable to Sellers; and

(h)        Purchaser shall have entered into a rail services agreement with the Canada Pacific Railway for servicing the Terminal prior to Closing.

(i)           Purchaser shall have received a binding commitment from Unimin Corporation to thruput frac sand at the Terminal on terms and conditions that are materially and substantially similar to those that are provided under the Terminal Operating Contract by and between Seller and Unimin Corporation dated on or about July 31, 2013, or have received an assignment of said Terminal Operating Contract.

ARTICLE X.

ADDITIONAL DEFINITIONS

10.1         Definitions. As used herein:

(a)       “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise or (ii) an officer, director, or any Person that has the power, directly or indirectly, to vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.

(b)      “Affiliate Agreement” means any agreement or contract between any director, officer, employee or greater than five percent (5%) stockholder of Sellers or Affiliate of any such Person, on one hand, and Sellers, on the other hand, related to the Purchased Assets, including any contract providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the ordinary course of business.

(c)        “Agreement” shall have the meaning set forth in the preamble.

(d)        “Agreement Date” shall have the meaning set forth in the preamble.

(e)        “Allocation” shall have the meaning set forth in Section 11.2.

(f)        “Alternative Transaction” means (i) the approval by the Bankruptcy Court of a sale or sales of a material portion of the Purchased Assets to a Person other than Purchaser, or (ii) the filing of a plan of reorganization that does not contemplate the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

(g)        “Ancillary Documents” means any certificate, agreement, document or other instrument (other than this Agreement) to be executed and delivered by a Party in connection with the consummation of the transactions contemplated this Agreement.

(h)        “Assigned Contracts” shall have the meaning set forth in Section 1.1(m).

(i)        “Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b).

(j)        “Assumed Liabilities” shall have the meaning set forth in Section 1.3.

(k)        “Auction” has that meaning ascribed to such term by the Bidding Procedures Order.

(l)        “Avoidance Actions” shall have the meaning set forth in Section 1.1(r).

(m)       “Back-up Bidder” shall have the meaning set forth in Section 7.2(c).

(n)        “Bankruptcy Case” shall have the meaning set forth in the Recitals.

(o)        “Bankruptcy Code” shall have the meaning set forth in the Recitals.

(p)        “Bankruptcy Court” shall have the meaning set forth in the Recitals.

(q)        “Bankruptcy Rules” shall have the meaning set forth in the Recitals.

(r)        “Benefit Plan” means, to the extent related to the Sellers or the Purchased Assets, (i) all “employee benefit plans” (including, without limitation, as defined in Section 3(3) of ERISA), including all employee benefit plans which are “Pension Plans” (including, without limitation, as defined in Section 3(2) of ERISA) and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, fringe benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, equity-based, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) and (ii) all other employment, termination, bonus, severance, change in control, collective bargaining or other similar plans, programs, contracts, or arrangements (whether written or unwritten), in each case, maintained, contributed to, or required to be contributed to by Sellers or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of Sellers or under which Sellers or any ERISA Affiliate has any liability.

(s)        “Bidding Procedures Order” means an order substantially in the form attached hereto as Exhibit E and otherwise in form and substance reasonably satisfactory to Sellers and Purchaser.

(t)           “Bill of Sale” shall have the meaning set forth in Section 3.2(a).

(u)          “Break-Up Fee” shall have the meaning set forth in Section 7.1.

(v)        “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(w)       “Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held (but specifically excluding any cash payable by Purchaser to Sellers pursuant to this Agreement, and any customer deposits, advances or prepayments deposited, made or paid to Sellers).

(x)           “Cash Consideration” shall have the meaning set forth in Section 2.3(e).

(y)          “Chapter 11 Petition” shall have the meaning set forth in the Recitals.

(z)        “Claim” has the meaning given that term in Section 101(5) of the Bankruptcy Code and includes, inter alia, all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment right, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

(aa)        “Closing” shall have the meaning set forth in Section 3.1.

(bb)        “Closing Date” means the date on which the Closing occurs.

(cc)        “Closing Date Payment” shall have the meaning set forth in Section 2.3(d).

(dd)        “Closing Statement” shall have the meaning set forth in Section 2.3(a).

(ee)        “Code” means the United States Internal Revenue Code of 1986, as the same may be amended from time to time.

(ff)          “Companies” shall have the meaning set forth in the preamble.

(gg)        “Competing Bid” shall have the meaning set forth in Section 7.2(b).

(hh)      “Confidentiality Agreement” means that certain Confidentiality and Non- Disclosure Agreement by and between Purchaser and Dakota Plains Holdings, Inc, dated __, 2016.

(ii)         “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, license, permit, understanding, instrument or other agreement, arrangement or commitment that is binding upon a Person or its property, whether express or implied.

(jj)         “Crude Business” means any and all revenue or expected revenue related to the business of crude-by-rail transportation or storage, and any and all revenue or expected revenue related to or arising out of access to crude oil supply from the Pelican Pipeline or any other pipeline connected to the Terminal involving crude oil.

(kk)        “Crude Oil Inventory” means and all crude oil owned by the Sellers but excluding (i) any crude oil held by consignment, (ii) being stored by the Sellers and not owned, or (ii) otherwise not owned by the Sellers.

(ll)           “Cure Costs” shall have the meaning set forth in Section 1.3(b).

(mm)       “Deposit” shall have the meaning set forth in Section 2.2.

(nn)        “Disclosure Schedules” has the meaning set forth in Article IV.

(oo)        “Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans,

operating records, safety and environmental plans and reports, data, Permits and Permit applications, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form relating to the Purchased Assets.

(pp)        “Employee” means an individual who, as of the applicable date, is employed by Sellers.

(qq)      “Encumbrance” means any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.

(rr)        “Environmental Law” means all applicable federal, state and local laws, statutes, codes, ordinances, and any judicial and administrative rules, regulations, and orders, relating to (i) human health or safety, (ii) the protection of the environment, or (iii) emissions, discharges or releases of Hazardous Materials or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 321, et seq., the Oil Pollution Act, 33 U.S.C. § 2702, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Clean Air Act, 42 U.S.C. § 7401, et seq., and their state and local counterparts.

(ss)       “Environmental Liabilities and Obligations” means all Liabilities arising from any actual or threatened impairment, impact or damage to the environment, health or safety, or any actual or threatened failure to comply with Environmental Law in connection with the prior or ongoing ownership or operation of the Purchased Assets or the Owned Real Property, including Liabilities related to: (i) the transportation, storage, use, arrangement for disposal or disposal of Hazardous Materials; (ii) the Release of Hazardous Materials, including migration onto or from the Owned Property; (iii) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (iv) any other obligations imposed under Environmental Law including all applicable Permits; (v) Orders, notices to comply, notices of violation, alleged non-compliance and inspection reports; and (vi) all obligations with respect to personal injury, property damage, wrongful death and other damages and losses arising under applicable Law as a result of any of the matters identified in clauses (i)-(v) of this definition.

(tt)        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(uu)      “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included Sellers.

(vv)      “Escrow Agent” means a third-party entity approved by the parties hereto, which entity will have fiduciary obligations with respect to the transfer of funds related to this Agreement and whose actions will be governed by an escrow agreement approved by the parties hereto.

(ww)       “Excluded Assets” shall have the meaning set forth in Section 1.2.

(xx)         “Excluded Liabilities” shall have the meaning set forth in Section 1.4.

(yy)       “Expense Reimbursement” shall mean the reasonable out-of-pocket fees, costs and expenses of the Purchaser, subject to a cap of $150,000.

(zz)        “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Sellers’ Bankruptcy Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

(aaa)      “FIRPTA Certificate” shall have the meaning set forth in Section 11.4.

(bbb)    “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(ccc)      “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(ddd)   “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, and any material or substance which is defined or identified as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under or the subject of any provision of Environmental Law.

(eee)      “Inventory” means all inventory (including crude oil and frac sand) owned by Sellers and stored at the Terminal.

(fff)      “Knowledge” or (“Knowledge of Sellers” or “Sellers’ Knowledge”) means the actual knowledge of Sellers’ President/CEO, CFO and VP of Operations, respectively being Gabe Claypool, Jim Thornton, and James Tate.

(ggg)     “Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, in each case as in effect as of the Closing Date.

(hhh)    “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(iii)        “Material Adverse Effect” means any event, change, occurrence or state of facts that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the value or usability of the Purchased Assets or the Assumed Liabilities, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (a) changes in the U.S. economy or capital markets in general but that do not have a disproportionate effect on the Purchased Assets, (b) changes that affect generally the fracking industry but that do not have a disproportionate effect on the Purchased Assets, (c) changes after the Agreement Date in any applicable Law or GAAP or other applicable accounting standards or interpretations thereof, (d) national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (e) the operation of any oil or gas pipeline that connects North Dakota and any other state or location (and which shall expressly include the pipeline commonly called the “Dakota Access Pipeline”) or material reduction in revenue as a result thereof; (f) material reduction in revenue of crude-by-rail transportation; (g) any current or expected loss on account of the Crude Business; or (h) the commencement of the Bankruptcy Case.

(jjj)        “Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, mandate, precept, command, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Body.

(kkk)     “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice.

(lll)        “Organizational Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, and (vi) all amendments or supplements to any of the foregoing.

(mmm)    “Outside Back-up Date” shall have the meaning set forth in Section 7.2(c).

(nnn)    “Outside Date” shall have the meaning set forth in Section 3.4(b).

(ooo)    “Overbid Protection” shall have the meaning set forth in Section 7.1.

(ppp)    “Owned Real Property” shall have the meaning set forth in Section 4.6.

(qqq)    “Party” shall have the meaning set forth in the preamble.

(rrr)       “Permits” means to the fullest extent permitted under applicable law, all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body to any of the Sellers and used, or held for use, applicable to ownership of the Purchased Assets or assumption of the Assumed Liabilities.

(sss)     “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable or being contested in good faith; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the use or operation of the Purchased Assets and, in the case of the Owned Real Property, which do not, individually or in the aggregate, adversely affect the use or occupancy of such Owned Real Property as it relates to the operation or use of the Purchased Assets or materially detract from the value of the Owned Real Property, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, and (iv) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, materially and adversely affect the operation or use of the Purchased Assets.

(ttt)       “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(uuu)     “Petition Date” means the date on which the Sellers commenced the Bankruptcy Case.

(vvv)     “Pre-Closing Period” means the period commencing on the Agreement Date and ending on the earlier of the date upon which this Agreement is terminated pursuant to Section 3.4 or the Closing Date.

(www)    “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

(xxx)       “Prevailing Bidder” shall have the meaning set forth in Section 7.2(c).

(yyy)     “Purchase Price” shall have the meaning set forth in Section 2.1(a).

(zzz)        “Purchased Assets” shall have the meaning set forth in Section 1.1.

(aaaa)    “Purchaser” shall have the meaning set forth in the preamble.

(bbbb)   “Purchaser Designee” shall have the meaning set forth in Section 1.1.

(cccc)    “Purchaser Statement” shall have the meaning set forth in Section 2.3(b).

(dddd)    “Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or including migration to or from a property, including but not limited to any Owned Real Property.

(eeee)     “Remedial Action” means all actions to (i) investigate, clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

(ffff)        “Representatives” shall have the meaning set forth in Section 8.2.

(gggg)    “Sale and Bidding Procedures Motion” shall have the meaning set forth in Section 7.2(a).

(hhhh)    “Sale Hearing” means the hearing to approve this Agreement and seeking entry of the Sale Order.

(iiii)        “Sale Motion” means the motion or motions of Sellers, in form and substance reasonably acceptable to Sellers and Purchaser, seeking approval and entry of the Bidding Procedures Order and Sale Order.

(jjjj)      “Sale Order” means an order substantially in the form attached hereto as Exhibit D and otherwise in form and substance reasonably satisfactory to Sellers and Purchaser.

(kkkk)  “Sellers” shall have the meaning set forth in the preamble.

(llll)      “Straddle Period” shall have the meaning set forth in Section 11.1(b).

(mmmm)        “Tax” and “Taxes” mean (a) any and all taxes, including any federal, state, provincial, local, foreign or other income, gross receipts, sales, value added, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, capital, production, recapture, net worth, surplus, customs, duties, levies, surtaxes or other taxes, fees, assessments, reassessments or charges of any kind whatsoever, together with any interest, additions, installments or penalties with respect thereto and any interest in respect of such additions or penalties, (b) any Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group (including any Liability pursuant to Section 1.1502-6 of the Treasury Regulations, or any similar provision of state, local or non-U.S. law), and (c) any Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, by contract or otherwise in respect of any items described in clause (a) or (b) above.

(nnnn) “Tax Proceeding” means any action, suit, investigation, audit, Claim, investigation, or other action or proceeding with respect to Taxes.

(oooo) “Tax Refunds” shall have the meaning set forth in Section 1.1(n).

(pppp) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

(qqqq) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(rrrr)     “Updating Information” shall have the meaning set forth in Section 8.11.

(ssss)   “Vendor Actions” shall have the meaning set forth in Section 1.1(r).

(tttt)     “WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

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ARTICLE XI.

TAXES

11.1         Certain Taxes.

(a)       Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges which may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby, and that are not exempt under Section 1146(a) of the Bankruptcy Code, shall be borne and timely paid by the Sellers. The Sellers shall, at their own expense, timely file any Tax Return or other document required to be filed with respect to such Taxes, and Purchaser shall join in the execution of any such Tax Return if required by Law.

(b)       In the case of any taxable period that begins before, and ends after, the Closing Date (a “Straddle Period”), any real property, personal property, ad valorem and similar Taxes allocable to the portion of such Straddle Period ending with the end of the day on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, which amount shall be an Excluded Liability.

11.2         Allocation of Purchase Price. As soon as reasonably practicable after the Closing Date, the Purchaser shall determine the allocation of (a) the Purchase Price, plus (b) the Assumed Liabilities, plus (c) all other items required to be treated as consideration for federal income Tax purposes, among the Purchased Assets and the agreements provided for herein, for all purposes (including financial, accounting and Tax) (the “Allocation”). The Purchaser and the Sellers shall each report the federal, state and local income and other Tax consequences of the transactions contemplated hereby in a manner consistent with the Allocation, including, if applicable, the preparation and filing of Forms 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law) with their respective federal income Tax Returns for the taxable year which includes the Closing Date, and neither will take any position inconsistent with the Allocation unless otherwise required under applicable Law. The Sellers shall provide the Purchaser and the Purchaser shall provide Sellers with a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060.

11.3         Cooperation on Tax Matters. The Purchaser and the Sellers agree to provide each other with such information and assistance as is reasonably necessary, including access to records, Tax Returns and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with a Tax Proceeding or otherwise.

11.4         FIRPTA Certificate. The Sellers shall deliver to the Purchaser on the date hereof a properly executed affidavit of non-foreign status, reasonably satisfactory to Purchaser, that complies with Section 1445 of the Code and Section 1.1445-2(b)(2) of the Treasury Regulations (the “FIRPTA Certificate”). If the Purchaser does not so receive a properly executed FIRPTA Certificate from the Sellers, then the Purchaser shall be permitted to withhold from any payment to be made (or deemed to be made) pursuant to this Agreement to the Sellers any required withholding Tax under Section 1445 of the Code as determined by the Purchaser. Any amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such withholding was made.

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11.5         Tax Refunds. The Sellers agrees to cooperate with the Purchaser in all respects, and take or cause to be taken any steps necessary, in order to apply for and obtain any Tax Refunds with respect to the Purchased Assets for any taxable year, provided that the Purchaser pays all reasonable expenses incurred in connection therewith.

ARTICLE XII.

MISCELLANEOUS

12.1         Payment of Expenses. Except as otherwise provided in this Agreement (including, but not limited to Section 3.5 and Section 7.1) and whether or not the transactions contemplated hereby are consummated, Sellers and the Purchaser shall bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

12.2         Survival of Representations and Warranties; Survival of Confidentiality. The Parties agree that the representations and warranties contained in this Agreement shall expire upon the Closing Date. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.

12.3        Entire Agreement; Amendments and Waivers. This Agreement, together with the Confidentiality Agreement and the Ancillary Documents, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought, except for in connection with any amendment or updating procedures for schedules as provided for herein. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, condition, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

12.4         Execution of Agreement; Counterparts; Electronic Signatures.

(a)      This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.

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(b)       The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.5        Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF MINNESOTA SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (EXCEPT FOR ANY LAWS OF THAT STATE WHICH WOULD RENDER SUCH CHOICE OF LAWS INEFFECTIVE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

12.6          Jurisdiction, Waiver of Jury Trial.

(a)         THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NORTH DAKOTA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NORTH DAKOTA WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b)      EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7         Notices. Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail, in each case, if sent during the normal business hours of the recipient, with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in the case of each of clauses (a) and (b), to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Sellers, to:

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Dakota Plains Holdings, Inc.

Dakota Petroleum Transport Solutions, LLC

294 Grove Lane East

Wayzata, MN 55391

Tel: 1-952-473-9950

Attn: Gabe Claypool, President & Chief Executive Officer

With a copy (which shall not constitute effective notice) to:

BakerHostetler LLP

200 S Orange Ave suite 2300

Orlando, Florida 32801

Tel: 1-407-649-4036

Fax: 1-407-841-0168

Attn: Elizabeth Green

If to Purchaser, to:

BioUrja Trading, LLC

Eldridge Oaks I

1080 Eldridge Pkwy, Suite 1175

Houston, TX 77077

Tel: 1-832-775-9000

Fax: 1-281-558-6920

Attn: Amit Bhandari, Chairman & CEO

With a copy (which shall not constitute effective notice) to:

BioUrja Trading, LLC

Eldridge Oaks I

1080 Eldridge Pkwy, Suite 1175

Houston, TX 77077

Tel: 1-832-775-9000

Fax: 1-281-558-6920

Attn: Shék Jain, COO & General Counsel

12.8        Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, Sellers, and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or

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obligations hereunder may be made by Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such required consents shall be void.

12.9        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction and in lieu of such invalid, illegal or unenforceable provision or portion of any provision, there will be added automatically as a part of this Agreement a valid legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.

12.10       Post-Closing Access to Information. Notwithstanding anything herein, Purchaser agrees to provide Seller access to such information as is necessary for the wind-down of the Sellers Chapter 11 case including any information relating to pre-closing business operations of the Sellers. Sellers, or any assignee thereof, shall provide the Purchaser with reasonable notice of any requests in accordance with this provision.

12.12       Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement or any Ancillary Document.

12.13       Purchase Guarantee. To the extent Purchaser breaches any provisions hereunder and Purchaser fails to promptly pay any amounts, for which Purchaser is determined to be liable by a court of law exercising appropriate jurisdiction, resulting from such breach, Amit Bhandari hereby agrees to pay such amounts to the Sellers upon demand. Provided that, in no event, shall Amit Bhandari be liable to pay any amounts in excess of the Purchase Price and reasonable costs and expenses in connection with enforcement of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

BIOURJA TRADING, LLC

By:
Name: Shek Jain
Title: Chief Operating Officer

AMIT BHANDARI, AS TO SECTION 12.13

By:
Name: Amit Bhandari
Title:

DAKOTA PLAINS HOLDINGS, INC.

By:
Name: Gabriel G. Claypool
Title: President, CEO & COO

DAKOTA PETROLEUM TRANSPORT SOLUTIONS, LLC

By:
Name: Gabriel G. Claypool
Title: President, CEO & COO